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Exhibit 8.2

Form of Sidley Austin Brown & Wood LLP REIT Opinion

            , 2005

Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, KY 40223

Ladies and Gentlemen:

        You have requested our opinion concerning certain federal income tax matters with respect to Provident Senior Living Trust, a Maryland real estate investment trust (the "Company"), in connection with the merger of the Company with and into VTRP Merger Sub, LLC ("Merger Sub"), a Delaware limited liability company and a subsidiary of Ventas, Inc. ("Parent"), pursuant to that certain Agreement and Plan of Merger, executed by and among Parent, Merger Sub, and the Company, dated as of April 12, 2005 ("Merger Agreement"). This letter is furnished pursuant to Section 7.2(d) of the Merger Agreement. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Merger Agreement.

        Our opinion is based, in part, upon various assumptions and representations, including representations made by the Company as to factual matters set forth in Amendment No.             to that certain registration statement (including the prospectus relating thereto) on Form S-11 (No. 333-120206) filed by the Company with the Securities and Exchange Commission (the "SEC") on or about                        , and in a letter dated                        , 2005 (the "Representation Letter") delivered to us by the Company. Our opinion is based on the assumption that all of the statements made in the Representation Letter continue to be true and correct as of the date hereof. For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Representation Letter, the Registration Statement or in any other document. We have assumed that all representations made in the Representation Letter to the best of the knowledge or belief of any person are true, correct and complete as if made without such qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Representation Letter may affect our conclusions set forth herein.

        Our opinion is also based upon an examination of such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.

        In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion letter is based are subject to change, and such changes could apply retroactively. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.

        This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. Opinions of counsel represent only counsel's best legal judgment and are not binding on the Internal Revenue Service ("IRS") or on any court. Accordingly, no assurance can be given that the IRS will not challenge the conclusions of the opinion set forth herein or that such a challenge would not be successful.

        Based on and subject to the foregoing, and assuming that the Company timely and properly elects to be taxed as a real estate investment trust ("REIT") commencing with its taxable year ended December 31, 2004, we are of the opinion that the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2004, and based on the representations made by the Company pursuant to the Representation Letter, the Company's proposed method of operations would have enabled the Company to have continued to meet the requirements for qualification and taxation as a REIT from January 1, 2005 through the Closing Date.

        Other than as expressly stated above, we express no opinion on any issue relating to the Company, to any investment therein or to the Merger or under any other law. Furthermore, the Company's qualification as a REIT through the Closing Date will depend upon the Company's meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of the Company and any applicable affiliates will meet these requirements or the representations made to us with respect thereto.

        This opinion has been furnished to you solely in connection with Section 7.2(d) of the Merger Agreement and may not be relied upon by you for any other purpose, or used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. The opinion herein is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

Very truly yours,

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Form of Sidley Austin Brown & Wood LLP REIT Opinion